Exhibit 99.1

LEAPFROG APPOINTS TED MITCHELL TO BOARD OF DIRECTORS

EMERYVILLE, Calif. – June 29, 2012 – LeapFrog Enterprises, Inc. (NYSE: LF) announced today that Dr. Theodore R. Mitchell has joined the company's board of directors.

“Ted brings more than 30 years of education experience to our Board, including promoting innovation and excellence in education,” said William Chiasson, LeapFrog chairman. “We look forward to benefitting from his leadership and experience as LeapFrog creates award-winning, life-changing educational entertainment that helps millions of children achieve their potential.”

Dr. Mitchell is president and chief executive officer of NewSchools Venture Fund, a nonprofit venture philanthropy firm that supports both nonprofit and for-profit education entrepreneurs who are transforming public education, a position he has held since 2005. Dr. Mitchell has long been a leader in education reform in California and nationally. From 2008 through 2010, he also served as president of the California State Board of Education. Prior to taking the helm at NewSchools in 2005, Dr. Mitchell was president of Occidental College, a position he held from 1999 to 2005. Dr. Mitchell previously held roles as vice chancellor and dean of the School of Education and Information Studies at the University of California, Los Angeles, professor and chair of the Department of Education at Dartmouth College, and vice president of education and strategic initiatives at the J. Paul Getty Trust. He has served on a number of policy commissions, including chairing the Governor’s Committee on Education Excellence and the Commission on Teacher Effectiveness for the Los Angeles Unified School District. In addition, he serves on the board of directors of Khan Academy, New Leaders for New Schools, The Teaching Channel, ConnectEd: The California Center for College and Career, and The McClatchy Company. Dr. Mitchell received his B.A., M.A., and Ph.D. from Stanford University.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. LeapFrog’s award-winning product portfolio helps millions of children achieve their potential by delivering best-in-class curriculum through engaging content, fun multimedia learning platforms, and toys. The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success. LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms. LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at leapfrog.com.

NOTE: LEAPFROG and the LeapFrog logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Contact Information

Investors:	Media:

Karen Sansot	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com